Exhibit 4.2
EXECUTION COPY
NGTV
INVESTOR RIGHTS AGREEMENT
February 12, 2004

TABLE OF CONTENTS

ARTICLE I — GENERAL	3
1.1 Definitions	3
ARTICLE II — REGISTRATION; RESTRICTIONS ON TRANSFER	6
2.1 Restrictions on Transfer	6
2.2 Demand Registration	7
2.3 Piggyback Registrations	9
2.4 Form S-3 Registration	10
2.5 Expenses of Registration	12
2.6 Obligations of the Company	12
2.7 Termination of Company’s Registration Obligation	14
2.8 Delay of Registration; Furnishing Information	14
2.9 Indemnification	15
2.10 Assignment of Registration Rights	18
2.11 Amendment of Registration Rights	18
2.12 Limitation on Subsequent Registration Rights	18
2.13 Rule 144 Reporting	18
ARTICLE III — COVENANTS OF THE COMPANY	19
3.1 Basic Financial Information and Reporting	19
3.2 Confidentiality of Records	20
3.3 Termination of Covenants	20
ARTICLE IV — RIGHTS OF FIRST REFUSAL	21
4.1 Subsequent Offerings	21
4.2 Exercise of Rights	21
4.3 Issuance of Equity Securities to Other Persons	21
4.4 Termination and Waiver of Rights of First Refusal	21
4.5 Transfer of Rights of First Refusal	22
4.6 Excluded Securities	22
ARTICLE V — MISCELLANEOUS	23
5.1 Governing Law	23
5.2 Survival	23
5.3 Successors and Assigns	23
5.4 Entire Agreement	23
5.5 Severability	24
5.6 Amendment and Waiver	24
5.7 Delays or Omissions	24
5.8 Notices	24
5.9 Titles and Subtitles	25
5.10 Counterparts	25
5.11 Further Assurances	25
5.12 Interpretation	25
5.13 Rights Cumulative	25

     This Investor Rights Agreement (this “Agreement”) is entered into as of February 12. 2004, by and among NGTV , a California corporation (the “Company”) and the persons and entities listed on Schedule A hereto, (the “Investors” and each individually as an “Investor”), Kourosh Taj, Janak Vibhakar (each referred to herein as a “Founder” and collectively as the “Founders”) and Gene Simmons LLC, Allan Brown and Richard Abramson LLC (each referred to herein as a “Principal Shareholder” and collectively as the “Principal Shareholders”).
RECITALS
     WHEREAS, pursuant to the terms of the Subscription Agreements and the Agency Agreement, the Investors are purchasing units (“Units”) of the Company (the “Financing”) each Unit consisting of one share of Common Stock of the Company (a “Unit Share”) and one-half of a warrant (each a “Warrant”) each whole Warrant entitling the holder to purchase one share of Common Stock (a “Warrant Share”) for $0.365 for a period of 12 months following the Closing Date (as defined in the Subscription Agreements);
     WHEREAS, the obligations of the Investors pursuant to the Subscription Agreements are conditional, among other things, upon the execution and delivery of this Agreement;
     WHEREAS, as part of the Financing, the HJG Note has been converted into Units in accordance with the terms thereof and the Agency Agreement; and
     WHEREAS, in connection with the consummation of the Financing, the parties desire to enter into this Agreement to grant registration, information rights and other rights to the Investors as set forth below.
     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree hereto as follows:
ARTICLE I — GENERAL
1.1 Definitions
     As used in this Agreement the following terms shall have the following respective meanings:
     “Agency Agreement” means the Agency Agreement dated the date hereof by and between the Company and the Agent;
     “Agent” means Standard Securities Capital Corporation;
     “Agent’s Compensation Shares” means the shares of Common Stock of the Company issued upon exercise by the Agent of the Agent’s Compensation Option in accordance with its terms;

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     “Agent’s Warrant Shares” means the shares of Common Stock of the Company issued upon exercise of the Agent’s Warrants, in accordance with its terms;
     “Canadian Go Public Transaction” means a transaction whereby the Company becomes a publicly traded company on a recognized stock exchange in Canada whether pursuant to: (i) a final prospectus for which a receipt has been issued by a securities commission or similar regulatory body in Canada; or (ii) pursuant to a reverse take-over, statutory amalgamation, statutory arrangement or similar transaction involving the Company and which, in each case, results in the Common Stock of the Company or the common stock of the resulting issuer being listed on a recognized stock exchange in Canada;
     “Common Stock” means the shares of common stock in the capital of the Company;
     “Executive Officers” means the Chief Executive Officer, Chief Financial Officer, and such other officers who are in a position to direct the policy of the Company;
     “Exchange Act” means the Securities Exchange Act of 1934, as amended;
     “Financing” has the meaning given to such term in the Recitals;
     “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC;
     “Founder Shares” mean all shares of Common Stock registered in the respective names of the Founders or beneficially owned by them as of the date hereof and as more specifically set out in Schedule B and any other securities issuable with respect to or in exchange for such shares of Common Stock;
     “Founders” means Janak Vibhakar and Kourosh Taj;
     “HJG Note” means the promissory note dated as of January 16, 2004 evidencing the loan in the amount of $250,000 made by HJG Partnership to the Company;
     “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.
     “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock to the general public registered under the Securities Act.
     “Principal Shareholder Shares” mean all shares of Common Stock registered in the respective names of the Principal Shareholders or beneficially owned by them as of the date hereof and as more specifically set out in Schedule C and any other securities issuable with respect to or in exchange for such shares of Common Stock, including with respect to such

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options to acquire Common Stock held by the Principal Shareholders respectively and as set out in Schedule C;
     “Principal Shareholders” mean Gene Simmons LLC, [Allan Brown] and Richard Abramson LLC;
     “Register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;
     “Registrable Securities” means (i) the Shares, the Warrant Shares, the Agent’s Compensation Shares and the Agent’s Warrant Shares, if any, and (ii) any other securities issued or issuable with respect to or in a exchange for Registrable Securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned;
     “Registrable Securities then outstanding” means the number of shares determined by calculating the total number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities;
     “Registration Expenses” means all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company);
     “SEC” or “Commission” means the Securities and Exchange Commission;
     “Securities Act” means the Securities Act of 1933, as amended;
     “Selling Expenses” means all underwriting discounts and selling commissions applicable to the securities registered by the Holders;
     “Shares” means the shares of Common Stock forming part of the Units issued pursuant to the terms of the Agency Agreement and the Subscription Agreements including those issued shares pursuant to the mandatory conversion requirements contained in the HJG Note and those Shares issued to Modena Investments Inc. pursuant to its convertible note;
     “Special Registration Statement” shall mean a registration statement relating to any employee benefit plan or with respect to any corporate reorganization or other transaction under Rule 145 of the Securities Act;

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     “Subscription Agreements” means the subscription agreements entered into between the Investors and the Company in respect of the purchase of Units;
     “Units” has the meaning given to such terms in the Recitals;
     “Warrants” has the meaning given to such term in the Recitals;
     “Warrant Shares” has the meaning given to such term in the Recitals;
ARTICLE II — REGISTRATION; RESTRICTIONS ON TRANSFER
2.1 Restrictions on Transfer
(a) Each Holder will not make any disposition of all or any portion of the Common Stock or Registrable Securities unless and until:
(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances or where the disposition is made by an Investor who is not a U.S. Person within the meaning of Regulation D under the Securities Act and such trade is completed wholly outside of the United States.
(iii) Notwithstanding the provisions of paragraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, (D) to the Holder’s family member or trust for the benefit of an individual Holder, or (E) otherwise an “affiliate” of a Holder as such term is defined in Rule 405 of the Securities Act; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

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(iv) The provisions of paragraphs (i) and (ii) above shall not apply where the disposition is made by an Investor who is not a U.S. Person and where such disposition is made in connection with a Canadian Go Public Transaction or otherwise pursuant to an exemption to the prospectus and registration requirements under applicable Canadian securities laws.
(b) Each certificate representing Common Stock or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”
(c) The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.
(d) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.
2.2 Demand Registration
(a) Subject to the conditions of this Section 2.2, if after the six month anniversary of the closing of the Company’s Initial Offering the Company shall receive a written request from the Holder or Holders of at least fifty percent (50%) of the Shares requesting that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities (the “Initiating Holders”), then the Company shall, and subject to the limitations of this Section 2.2 use its reasonable best efforts to cause such shares to be registered.
(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any

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request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or Underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless, first, all securities of the Company held by the Founders are entirely excluded from the underwriting and registration and then all other securities of the Company are entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:
(i) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;
(ii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;
(iii) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders, of the Company’s intention to make a public offering, other than pursuant to a Special Registration Statement, within ninety (90) days, which notice may be delivered only once in any twelve (12) month period;
(iv) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman

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of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;
(v) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or
(vi) if a Canadian Go Public Transaction has been consummated.
2.3 Piggyback Registrations
     The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of the Agreement, if the Company and its underwriter determines in good faith that market conditions require a limitation of the number of shares to be underwritten (including to zero), the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders (excluding the

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Founders) on a pro rata basis based on the total number of Registrable Securities held by the Holders; third, to the Founders on a pro rata basis, and fourth, to any stockholder of the Company (other than a Holder or a Founder) on a pro rata basis. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least fifteen (15) business days prior to the effective date of the registration statement, provided that the Company shall have provided the Holders written notice of the proposed effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, corporation or limited liability company, the partners, retired partners, shareholders, members and retired members of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.
(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.
For the purposes of Section 2.3, “Holder” or “Holders” shall be deemed to include the Founders and the Principal Shareholders and “Registrable Securities” shall be deemed to include the Founder Shares and Principal Shareholder Shares.
To the extent that the Principal Shareholders and Founders exercise their Piggy Back Registration Rights as provided for in Section 2.3, then any other reference in this Agreement to “Holder” or “Holders” or “Registrable Securities” including, without limitation, in Sections 2.5 and 2.9 hereof, which refer to Section 2.3 shall be deemed to include the Founders and Founder Shares and the Principal Shareholders and Principal Shareholder Shares, as applicable.
2.4 Form S-3 Registration
     In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, in excess of $1 million, the Company will:
(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

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(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:
(i) if the amount of securities to be sold pursuant to such registration on Form S-3 is less than $1 million;
(ii) if Form S-3 is not available for such offering by the Holders;
(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement, which notice may be delivered only once in any twelve-month period;
(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period;
(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or
(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as

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demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.
2.5 Expenses of Registration
     All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, and all expenses in excess of $15,000 for any special audit required in connection with a demand registration shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as applicable, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.
2.6 Obligations of the Company
     Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement continuously effective for a period of up to ninety (90) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended, if necessary, to keep the registration statement effective continuously until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Securities Act or

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(II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.
(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.
(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request to facilitate the disposition of Registrable Securities owned by them.
(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.
(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
(f) In the event of any underwritten public offering, cooperate with the selling Holders, the underwriters participating in the offering and their counsel in any due diligence investigation reasonably requested by the selling Holders or the underwriters in connection therewith, and participate, to the extent reasonably requested by the managing underwriter for the offering or the selling Holder, in efforts to sell the Registrable Securities under the offering (including, without limitation, participating in “roadshow” meetings with prospective investors) that would be customary for underwritten primary offerings of a comparable amount of equity securities by the Company.
(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

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(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
(i) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use its best efforts to amend or supplement such prospectus to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
(j) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such Registrable Securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, or to the Holders requesting registration of Registrable Securities if no underwriter is involved, and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities if no underwriter is involved.
2.7 Termination of Company’s Registration Obligation
     The registration obligations of the Company set out in Section 2.2, 2.3 or 2.4 shall terminate upon the earlier of the following:
(a) the date which is five (5) years following the completion of the Initial Offering; and
(b) the date following the completion of the Initial Offering on which each Holder holds less than one percent (1%) of the then issued and outstanding shares of Common Stock and such shares may be immediately sold pursuant to Rule 144 during any ninety (90) day period.
2.8 Delay of Registration; Furnishing Information

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(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.
(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.
(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.
2.9 Indemnification
In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:
(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, members and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, member, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if

16.

such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.
(b) To the extent permitted by law, each Holder will (on a several and not a joint and several basis), if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, members, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, member, controlling person, underwriter or other such Holder, or partner, member, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, member, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, further, that in no event shall any indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.
(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel,

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with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party (together with all other indemnified parties which may be represented without conflict by one counsel) would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.
(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.
(e) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
(f) Any indemnity obligation of a Holder hereunder pursuant to Section 2.9(b) is a several and distinct obligation of such Holder and no other Holder shall have any obligation or liability to indemnify the Company in respect of such Holder’s obligations to indemnify.

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2.10 Assignment of Registration Rights
     The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member of a Holder, (b) is a Holder’s family member or trust for the benefit of such Holder, (c) acquires at least Two Hundred Fifty Thousand (250,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is otherwise an “affiliate” of a Holder as such term is defined under Rule 405 of the Securities Act, provided, however, (i) the transferor shall, within ten (10) business days after such transfer, furnish to the Company written notice of the name and address of such transferee — or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.
2.11 Amendment of Registration Rights
     Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority of the outstanding Shares. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.
2.12 Limitation on Subsequent Registration Rights
     The Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder.
2.13 Rule 144 Reporting
     With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:
(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its

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compliance with the reporting requirements of said Rule 144 of the Securities Act; and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
ARTICLE III — COVENANTS OF THE COMPANY
3.1 Basic Financial Information and Reporting
(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.
(b) As soon as practicable after the end of each fiscal year of the Company commencing fiscal year 2004, and in any event within ninety (90) days thereafter, the Company will furnish each Investor, so long as the Investor continues to hold Shares, an audited balance sheet of the Company, as at the end of such fiscal year, and an audited statement of income and an audited statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.
(c) The Company will furnish each Investor, so long as the Investor continues to hold Shares, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, an unaudited balance sheet of the Company as of the end of each such quarterly period, and an unaudited statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
(d) The Company will furnish each Investor (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, an unaudited balance sheet of the Company as of the end of each such month, and an unaudited statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date,

20.

including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.
(e) The obligations of the Company under this Section 3.1 will terminate upon an Initial Offering.
3.2 Confidentiality of Records
     Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 3.3.
3.3 Termination of Covenants
     All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to the Initial Offering or (ii) upon (a) the sale, lease or other disposition of all or substantially all of the assets of the Company or (b) an acquisition of the Company by another corporation or entity by consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; provided that this Section 3.5 shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Company (a “Change in Control”).

21.

ARTICLE IV — RIGHTS OF FIRST REFUSAL
4.1 Subsequent Offerings
     Each Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof. Each Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including the Shares) which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all Shares) held by all Investors immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock or other security or (iv) any such warrant or right.
4.2 Exercise of Rights
     If the Company proposes to issue any Equity Securities, it shall give each Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.
4.3 Issuance of Equity Securities to Other Persons
     If not all of the Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Investor who does so elect and shall offer such Investor the right to acquire such unsubscribed shares. The Investor shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor’s rights were not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company’s notice to the Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investors in the manner provided above.
4.4 Termination and Waiver of Rights of First Refusal
     The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) effective date of the registration statement pertaining to the

22.

Company’s Initial Offering, (ii) a Change in Control as defined in Section 3.9 hereof or (iii) with respect to an individual Investor, when such Investor is no longer a Holder.
4.5 Transfer of Rights of First Refusal
     The rights of first refusal of each Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.
4.6 Excluded Securities
     The rights of first refusal established by this Section 4 shall have no application to the issuance of any of the following Equity Securities approved by the Board of Directors:
(a) up to an aggregate amount of Six Million Eight Hundred Forty-One Thousand Eight Hundred and Twenty-One (6,841,821) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) as adjusted for any stock dividends, combinations, splits, recapitalizations and the like issued or to be issued after the Issue Date (as defined in the Company’s Articles of Incorporation) to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other arrangements;
(b) stock issued pursuant to any rights or agreements outstanding as of the date of this Agreement, warrants outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement;
(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors, including all the representatives designated by the holders of the Registrable Securities;
(d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;
(e) any Common Stock or warrants to purchase common stock, up to an aggregate of 5% of the Company’s outstanding Common Stock, issued pursuant to any arm’s length equipment leasing, loan arrangement or debt financing from a bank or similar financial or lending institution;
(f) any Equity Securities that are issued by the Company in a firm commitment underwritten public offering pursuant to a registration statement filed under the Securities Act with an aggregate offering price of the securities of at least Ten Million dollars ($10,000,000) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares); and

23.

(g) any Common Stock or warrants to purchase common stock up to an aggregate of 5% of the Company’s outstanding Common Stock, issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, (ii) technology transfer or development arrangements or (iii) advisory board members, special industry consultants and content providers; provided that such strategic transactions and the issuance of shares therein are approved by the Board of Directors.
ARTICLE V — MISCELLANEOUS
5.1 Governing Law
     This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
5.2 Survival
     The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
5.3 Successors and Assigns
     Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.
5.4 Entire Agreement
     This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and each of the exhibits thereto and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

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5.5 Severability
     In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and the parties and the parties hereto shall, to the extent permissible by applicable law, amend this Agreement so as to make effective and enforceable the intent of this Agreement.
5.6 Amendment and Waiver
(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities.
(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived (either generally or in a particular instance and retroactively or prospectively) only with the written consent of the holders of at least a majority of the Registrable Securities.
(c) For the purposes of determining the number of Holder or investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.
5.7 Delays or Omissions
     It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Investor, upon any breach, default or noncompliance of the Company under this Agreement or the Subscription Agreements shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Investor’s part of any breach, default or noncompliance under the Agreement or the Purchase Agreement, or any waiver on such Investor’s part of any provisions or conditions of this Agreement or the Purchase Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Investors shall be cumulative and not alternative.
5.8 Notices
     All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of

25.

receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.
5.9 Titles and Subtitles
     The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
5.10 Counterparts
     This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original, but all of which together shall constitute one instrument.
5.11 Further Assurances
     Each party will cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby, and to carry this Agreement into effect.
5.12 Interpretation
     If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel. The parties waive any statute or rule of law to the contrary.
5.13 Rights Cumulative
     Each and all of the various rights, powers and remedies of the parties hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

26.

     IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

NGTV

By:	/s/ Kourosh Taj

Name: Kourosh Taj
Title: CEO

FOUNDERS:

/s/ Kourosh Taj

	Kourosh Taj	Witness

Address

/s/ Janak Vibhakar

	Janak Vibhakar	Witness

Address

PRINCIPAL SHAREHOLDERS:

	GENE SIMMONS LLC	RICHARD ABRAMSON LLC

Per:	/s/ Gene Simmons	Per:	/s/ Richard Abramson

	Address	Address

/s/ Allan Brown

	Allan Brown	Witness

Address

27.

INVESTORS:

BTR GLOBAL GROWTH TRADING LIMITED		AEGON CAPITAL MANAGEMENT INC.

Per:	/s/ Danny Guy	Per:	/s/ John Kim

Danny Guy, Director		John Kim, Vice President, P.M.

BTR GLOBAL ARBITRAGE TRADING LIMITED		BLUMONT STRATEGIC PARTNERSHIP

Per:	/s/ Danny Guy	Per:	/s/

Danny Guy, Director

BTR GLOBAL OPPORTUNITY TRADING LIMITED		STANDARD MERCANTILE BANCORP LP

Per:	/s/ Danny Guy	Per:	/s/

Danny Guy, Director

HJG PARTNERSHIP		MISTY MANAGEMENT INC.

Per:	/s/	Per:	/s/ Larry Torkin

Larry Torkin, President

CASURINA PERFORMANCE FUND		FRONT STREET CANADIAN HEDGE

Per:	/s/	Per:	/s/ Frank Mersch

Frank Mersch, Vice-President

CASURINA LIMITED PARTNERSHIP		FRONT STREET INVESTMENT MANAGEMENT INC.

Per:	/s/	Per:	/s/ Frank Mersch

Frank Mersch, Vice-President

MODENA INVESTMENTS INC.		1274639 ONTARIO LTD.

Per:	/s/ Cindy DeFrancesio	Per:	/s/

Cindy DeFrancesio, President

FOUNTAINHEAD CAPITAL ADVISORS LTD.

Per:	/s/ Emlyn David

Emlyn David, President

/s/ Denise Petican

Denise Petican		Witness

/s/ Bernie Zaionz

Bernie Zaionz		Witness

/s/ Irwin Singer

Irwin Singer		Witness

28.

/s/ Richard Glatt

Richard Glatt	Witness

Schedule A
INVESTORS

Name	Address
BTR Global Growth Trading Limited

BTR Global Arbitrage Trading Limited

BTR Global Opportunity Trading Limited

Aegon Capital Management Inc.

Blumont Strategic Partnership

Front Street Canadian Hedge

Front Street Investment Management Inc.

Casurina Performance Fund

Casurina Limited Partnership

Standard Mercantile Bancorp LP

HJG Partnership

30.

Name	Address
Modena Investments Inc.

Denise Petican

Misty Management Inc

Bernie Zaionz

1274639 Ontario Ltd.

Irwin Singer

Richard Glatt

Fountainhead Capital Advisors Ltd.

Schedule B
FOUNDER SHARES

Name of Founder	Shares of Common Stock
Kourosh Taj	7,800,000

Janak Vibhakar	14,505,000

Schedule C
PRINCIPAL SHAREHOLDER SHARES

Name of Principal Shareholder	Shares of Common Stock	Common Stock Options
Gene Simmons LLC	5,623,977	2,280,607

Allan Brown	5,623,977	2,280,607

Richard Abramson LLC	5,623,977	2,280,607